UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                February 23, 2016

OCEANEERING INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10945 (Commission File Number)	95-2628227 (IRS Employer Identification No.)

11911 FM 529 Houston, TX (Address of principal executive offices)	77041 (Zip Code)

Registrant's telephone number, including area code: (713) 329-4500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

On February 24, 2016, Marvin J. Migura, one of our Senior Vice Presidents, will deliver a presentation at the Credit Suisse 21st Annual Energy Summit in Vail, CO. Interested parties may view the handout given to the investors by using the Investor Relations link at Oceaneering's website, www.oceaneering.com, beginning on February 23, 2016 at approximately 4:00 p.m. Central Standard Time. During the presentation, Mr. Migura will note that approximately $300 million of the cash on our consolidated balance sheet at December 31, 2015 was in U.S. dollars and accessible in the United States.
The reconciliations of the non-GAAP terms Free Cash Flow used in the presentation and Free Cash Flow and EBITDA used in the investor handout to their most directly comparable GAAP financial measure can be found in the Supplemental Financial Information section of the handout.
The information furnished pursuant to this Item 7.01 shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.
Please note that certain statements in the presentation and accompanying handout are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 and are subject to the "Safe Harbor" provisions of those statutes. Forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "plan," "guidance," "forecast," "budget," "goal," "should," "would" or other words that convey the uncertainty of future events or outcomes. Among other items, the forward-looking statements in the presentation and handout included statements regarding:

•	Our belief that our strong balance sheet sets us apart from many companies in today's oilfield;

•
Our belief that our market leadership in the services and products we provide, combined with our cash flow generating capabilities, allow us to maintain or grow our market positions and, potentially, continue to return cash to our shareholders;

•
Our organic Capex estimate range for this year from $150 million to $200 million, including $75 million of maintenance capital, and some uncompleted project Capex carried over from 2015, relating mainly to the construction of our Jones Act vessel, the Ocean Evolution; several ROVs for which we have firm contracts; and additional equipment for our IWOCS service fleet;

•	Our intent at this time to continue to pay a quarterly cash dividend, currently $0.27 per quarter, with an annual cash outlay of $106 million;

•	The possibilities that other uses of capital may include investments that augment our service and product offerings and share repurchases;

•	Our intent to continue our practice of announcing share repurchases, if any, on a quarterly basis;

•	Our belief that our financial strength and cash flow generation provide us options to enhance our market position and create further shareholder value -- through the cycle;

•
Our free cash flow illustration that at earnings of $1.00 per share, we would generate about $100 million of net income after $240 million of depreciation and amortization and, before considering any changes in working capital or other sources of cash, our cash provided by operating activities would be $340 million;

•	Our belief that it is fair to assume that, for every $0.10 of EPS above (or below) the $1.00 EPS used in a cash flow illustration, the impact on free cash flow would be approximately $10 million;

•
Our anticipation that the current and expected low oil price environment will result in lower global demand across a very broad spectrum, including, but not limited to, deepwater drilling, field development, and inspection, maintenance and repair activities; and

•	Our projection that all of our oilfield segments will have lower operating income in 2016 than in 2015, most notably:

◦	ROVs on lower service demand to support drilling and vessel-based projects and reduced revenue per day;

◦	Subsea Products on lower demand to support field development projects; and

◦	Subsea Projects on lower deepwater vessel demand and diving activity offshore Angola.

These forward-looking statements are based on our current information and expectations that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are:

•	worldwide demand for oil and gas;

•	general economic and business conditions and industry trends;

•	delays in deliveries of deepwater drilling rigs;

•	delays in or cancellations of deepwater development activities;

•	the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels;

•	the level of production by non-OPEC countries;

•	the ability of oil and gas companies to generate funds for capital expenditures;

•	contract modifications or cancellations;

•	domestic and foreign tax policy;

•	laws and governmental regulations that restrict exploration and development of oil and gas in various offshore jurisdictions;

•	technological changes;

•	the political environment of oil-producing regions;

•	the price and availability of alternative fuels; and

•	overall economic conditions.

Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For additional information regarding these and other factors that could cause our actual results to differ materially from those expressed in our forward-looking statements, see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q.

Except as required by applicable law, we do not undertake any obligation to update or revise any of our forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEANEERING INTERNATIONAL, INC.

Date:	February 23, 2016	By:	/S/ ROBERT P. MINGOIA
Robert P. Mingoia
Vice President and Treasurer

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